SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 11, 2001

FAN ENERGY INC.
(Exact name of registrant as specified in its charter)

                                       Nevada                                     000-31079                                                             77-0140428
                   (State or other jurisdiction              (Commission File Number)                             (IRS Employer Identification No.)
                    of incorporation)

5355 Capital Court, Suite 108
Reno, Nevada 89502
(Address of principal executive offices)

(602) 953-7701
(Registrant's telephone number, including area code)

Item 5. OTHER EVENTS.

        On December 4, 2001, Registrant agreed to sell all of its assets related to the oil and natural gas industry to an entity controlled by George H. Fancher Jr., a director of the Registrant. The transaction is deemed effective December 1, 2001, and includes all of Registrant’s undivided interests in producing natural gas wells and adjacent acreage in California and Registrant’s undivided interest in oil and gas leaseholds, geophysical exploratory data and other nominal assets. Following the transaction Registrant has no interest in any oil or natural gas assets of any nature. The buyer assumed all of the obligations of the Registrant to pay approximately $13,500 in outstanding liabilities relating to the oil and natural gas properties transferred, and surrendered 378,885 restricted shares of Registrant’s common stock owned of record and beneficially by George H. Fancher Jr. for cancellation as consideration for the assets purchased. The transaction was approved unanimously by the disinterested members of the Board of Directors of Registrant following an independent evaluation of the properties.

        On December 4, 2001, Peter J. Ashworth was unanimously elected as the President and Chief Executive Officer of Registrant by the Board of Directors of Registrant. Also on December 4, 2001, the Board of Directors was expanded to eight persons and Peter J. Ashworth was elected by the Board of Directors as a director of the Registrant. The directors approved in principle an arrangement pursuant to which Registrant will acquire from Mr. Ashworth and others a business previously operated by Mr. Ashworth in exchange for 10 million shares of Registrant’s newly-issued, restricted common stock, of which up to 5 million shares would be subject to return and cancellation if Registrant fails to meet certain conditions in the year following the acquisition.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                                                                       FAN ENERGY INC.

Date         December 13, 2001                                                     By: /s/ Albert Golusin
                                                                                                              Albert Golusin, Secretary